Exhibit 99.1

NEWS RELEASE

Contact:	Brian Begley
Vice President - Investor Relations (877) 280-2857 (215) 405-2718 (fax)

ATLAS COMPANIES APPOINT JEFFREY M. SLOTTERBACK AS CHIEF FINANCIAL OFFICER

PHILADELPHIA, PA – August 31, 2015 – Atlas Energy Group, LLC (NYSE: ATLS) and Atlas Resource Partners, L.P. (NYSE: ARP) today announced the appointment of Jeffrey M. Slotterback as Chief Financial Officer of both ATLS and ARP, which will take effect as of September 18th.

Mr. Slotterback currently serves as Chief Accounting Officer of both Atlas companies, which has been his position since March 2011. In addition, Mr. Slotterback has served in senior financial management positions at Atlas and Atlas predecessor companies since May 2007. Prior to joining Atlas, Mr. Slotterback was a Senior Auditor at Deloitte and Touche, LLP, where he focused on energy and health care clients. Mr. Slotterback graduated from Muhlenberg College with a BA in Accounting and is a Certified Public Accountant (PA). Mr. Slotterback will continue to serve as Chief Accounting Officer, and will oversee the financial reporting and corporate finance activities in his position.

Edward E. Cohen, Chief Executive Officer of Atlas Energy, stated, “We are very pleased to welcome Jeff into his new role, one in which we are confident he will perform exceptionally as he has for us for many years. Jeff’s deep understanding of our industry and capital structure through numerous complex transactions has made him uniquely qualified to lead the financial functions of our companies. We expect that Jeff will continue to be a strong asset to our executive management team as we look to further grow our enterprises.”

Sean McGrath, currently Chief Financial Officer of ATLS and ARP, will be pursuing other business activities outside of the energy industry and will transition his role with Mr. Slotterback over the next several weeks. Mr. McGrath’s decision was not due to any views on the companies’ financial position or any disagreements with management.

Edward Cohen added, “I would also like to thank Sean for his tremendous contributions during his tenure here at Atlas. All of Sean’s efforts helped make possible our substantial accomplishments over the past decade, and we wish him much success in his future endeavors.”

Sean McGrath stated, “I am happy to transition the Chief Financial Officer role to Jeff, who is someone that I have had the pleasure of working alongside for many years at Atlas. Jeff will continue to be a solid leader within the organization. I would like to thank Atlas management and all of the employees for a very fulfilling experience over the last ten years.”

Atlas Energy Group, LLC (NYSE: ATLS) is a limited liability company which owns the following interests: all of the general partner interest, incentive distribution rights and an approximate 25% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P.; the general partner interests, incentive distribution rights and limited partner interests in Atlas Growth Partners, L.P.; and a general partner interest in Lightfoot Capital Partners, an entity that invests directly in energy-related businesses and assets. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 14,500 producing natural gas and oil wells, located primarily in Appalachia, the Barnett Shale (TX), the Mississippi Lime (OK), the Eagle Ford Shale (TX), the Raton Basin (NM), Black Warrior Basin (AL) and the Rangely Field (CO). ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.